EXHIBIT 3.1
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                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              ORYX TECHNOLOGY CORP.

                    Originally incorporated on July 23, 1993


     Philip J. Micciche hereby certifies that:

     1. He is the duly elected and acting President and Chief Executive Officer of Oryx Technology Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

     2. The Certificate of Incorporation of Oryx Technology Corp. is hereby amended by changing the first paragraph of Article "Fourth" substantially to read as follows:

          "This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 25,000,000 and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 3,000,000. The par value of the Common Stock and the Preferred Stock shall be $0.001 per share. Each outstanding ten shares of Common Stock shall be combined into and reconstituted as one share of Common Stock; provided that all resulting fractional shares shall be rounded up to the nearest whole share."

     3.  The   foregoing   amendment  of  the   Corporation's   Certificate   of
Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. On June 15, 2001, pursuant to resolution of its Board of Directors, a Special Meeting of the Stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment of the Corporation's Certificate of Incorporation.

     5. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS  WHEREOF,  the  undersigned  has executed  this  Certificate  of
Amendment of the Corporation's Certificate of Incorporation on this 15th day of June 2001.


                                         /s/ Philip J. Micciche
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                                         Philip J. Micciche
                                         President and Chief Executive Officer


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